Exhibit 99.1
Tenet Completes Sale of Five Hospitals
in the Miami-Dade/Southern Broward Area

DALLAS – August 2, 2021 – Tenet Healthcare Corporation (NYSE: THC) today announced that it has completed the sale of its five hospitals and related operations in the Miami-Dade and Southern Broward counties. The transaction includes Coral Gables Hospital, Florida Medical Center, Hialeah Hospital, North Shore Medical Center and Palmetto General Hospital, as well as associated physician practices and other entities. Tenet’s ambulatory facilities operated by United Surgical Partners International in these markets will remain with Tenet and are not included in the transaction.

About Tenet Healthcare
Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 102,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 60 hospitals and more than 460 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

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Investor Contact	Media Contact
Regina Nethery	Lesley Bogdanow
469-893-2387	469-893-2640
regina.nethery@tenethealth.com	mediarelations@tenethealth.com